Exhibit 99.1

FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Third Quarter 2016 Financial Results

CHICAGO –October 24, 2016- Heidrick & Struggles International, Inc. (Nasdaq: HSII), a premier provider of senior-level executive search, leadership consulting and culture shaping services globally, today announced financial results for its third quarter ended September 30, 2016.

Third Quarter 2016 Highlights

•	Consolidated net revenue (revenue before reimbursements) increased 3.7 percent, or $5.1 million, to $143.5 million from $138.4 million in the 2015 third quarter. Net revenue increased 4.1 percent on a constant currency basis.

•	The number of Executive Search and Leadership Consulting consultants was 356 at September 30, 2016 compared to 336 at June 30, 2016, and 334 at September 30, 2015.

•	Operating income of $12.0 million and operating margin of 8.4 percent, compares to operating income of $12.9 million and operating margin of 9.3 percent in the 2015 third quarter. Adjusted EBITDA(1) of $17.5 million and adjusted EBITDA margin of 12.2 percent, compares to Adjusted EBITDA of $18.2 million and EBITDA margin of 13.1 percent in the 2015 third quarter.

•	Reflecting the addition of 30 new consultants in the third quarter, productivity, as measured by annualized Executive Search and Leadership Consulting net revenue per consultant, was $1.5 million in the 2016 third quarter, compared to $1.6 million in the 2015 third quarter.

•	Completed the acquisitions of JCA Group, a distinguished London-based executive search advisory firm, and Philosophy IB, a boutique management consultancy firm based in New Jersey.

Consolidated net revenue (revenue before reimbursements) increased 3.7 percent, or $5.1 million, to $143.5 million from $138.4 million in the 2015 third quarter. Excluding the impact of exchange rate fluctuations which negatively impacted results by $0.6 million, consolidated net revenue increased $5.7 million or 4.1 percent.

Executive Search and Leadership Consulting net revenue increased 4.4 percent year over year, or $5.7 million, to $134.9 million from $129.2 million in the 2015 third quarter. The impact of exchange rate fluctuations was less than one percent. Europe was the driver of third quarter revenue growth, up 26.8 percent or $6.9 million (30.7 percent on a constant currency basis), with more than half of this growth coming from the contributions from Co Company and JCA Group, acquired in October 2015 and August 2016 respectively. Year-over-year revenue growth in the Americas was flat in the third quarter and declined 4.9 percent or $1.2 million in Asia Pacific (7.6 percent on a constant currency basis). Growth in the Consumer Markets, Industrial, Healthcare & Life Sciences and Education, Nonprofit & Social Enterprise industry practices, was offset by declines in the Financial Services and Global Technology & Services practices.

Net revenue from Culture Shaping services declined 6.0 percent, or $0.6 million, to $8.6 million from $9.2 million in the 2015 third quarter reflecting a lower volume of client work. The impact of exchange rate fluctuations adversely impacted results by $0.2 million or 2.6 percent.

The company ended the third quarter with 356 Executive Search and Leadership Consulting consultants compared to 334 at September 30, 2015. Productivity, as measured by annualized Executive Search and Leadership Consulting net revenue per consultant, was $1.5 million in the 2016 third quarter, compared to $1.6 million in the 2015 third quarter. Specific to Executive Search, the company’s largest business, the number of Executive Search consultants was 334 compared to 312 at September 30, 2015. The number of confirmed searches in the 2016 third quarter increased 5.7 percent compared to the 2015 third quarter and the average revenue per executive search was $113,700 compared to $121,200 in the 2015 third quarter.

“Today we reported third quarter results that reflect the investments we have made in growing our business over the last year,” said Tracy Wolstencroft, Heidrick & Struggles’ President and Chief Executive Officer. “The most notable investment has been in our people. In the third quarter alone, we added 20 net new Search and Leadership Consulting consultants, including 14 through the acquisitions of JCA Group and Philosophy IB. We also continued our investment in Culture Shaping talent. We are encouraged by the progress being made in integrating the three leadership advisory boutiques acquired in the last year and are seeing increasingly positive impact in client engagements.”

Salaries and employee benefits expense in the 2016 third quarter declined 0.4 percent, or $0.4 million, to $95.4 million from $95.7 million in the 2015 third quarter. An increase in fixed compensation expense of $7.3 million, mostly reflecting compensation related to four acquisitions and new hires over the last year, was offset by a decline in variable compensation expense of $7.7 million related to lower bonus accruals. The composition of salaries and employee benefits, between fixed and variable expense, reflects investments the company has made in the last year. It also reflects an increasing proportion of leadership consulting revenue delivered by third-party consultants and contractors, whose costs are included in general and administrative expenses, and the large increase in new consultants this year with higher fixed compensation who not yet fully productive. Salaries and employee benefits expense was 66.4 percent of net revenue for the quarter compared to 69.2 percent in the 2015 third quarter.

General and administrative expenses increased 21.5 percent, or $6.4 million, to $36.2 million from $29.8 million in the 2015 third quarter. Half of this increase, or $3.2 million, reflects costs associated with ongoing general and administrative expenses related to the acquisitions of Co Company, DSI, JCA Group and Philosophy IB, including their use of third-party consultants and contractors to execute work for leadership consulting services. The balance of the increase mostly reflects IT and HR initiatives, hiring fees, business development expenses, and one-time expenses associated with acquisitions made in the quarter. As a percentage of net revenue, general and administrative expenses were 25.2 percent compared to 21.5 percent in the 2015 third quarter.

Operating income in the 2016 third quarter decreased 7.2 percent, or $0.9 million, to $12.0 million, and operating margin (operating income as a percentage of net revenue) was 8.4 percent. This compares to operating income of $12.9 million and operating margin of 9.3 percent in the 2015 third quarter. Adjusted EBITDA(1) in the 2016 third quarter decreased 1.0 percent, or $0.7 million, to $17.5 million compared to $18.2 million in the 2015 third quarter. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenue) in the 2016 third quarter was 12.2 percent compared to 13.1 percent in the 2015 third quarter. The year-over-year declines in operating income and Adjusted EBITDA largely reflect the increase in general and administrative expenses, mostly related to the four acquisitions made during the past year.

Net income in the 2016 third quarter was $6.9 million and diluted earnings per share were $0.37, based on an effective tax rate of 44.0 percent in the quarter and a full-year projected tax rate of approximately 48 percent. In the 2015 third quarter, the company reported net income of $7.5 million and diluted earnings per share of $0.40 based on an effective tax rate of 32.7 percent in the quarter. The tax rate was higher in this year’s third quarter based on the mix of income.

Net cash provided by operating activities in the 2016 third quarter was $35.9 million, compared to $43.1 million in the 2015 third quarter. Mostly reflecting the acquisitions of JCA Group and Philosophy IB, cash and cash equivalents at September 30, 2016 were $100.0 million compared to $129.0 million at September 30, 2015 and $85.4 million at June 30, 2016.

Nine Months Results

For the nine months ended September 30, 2016 consolidated net revenue of $422.6 million increased 9.3 percent, or $36.0 million, from $386.6 million in the first nine months of 2015. Excluding the impact of exchange rate fluctuations which negatively impacted results by $4.3 million, or 1.1 percent, consolidated net revenue increased $40.3 million or 10.4 percent.

Executive Search and Leadership Consulting net revenue increased 9.7 percent, or $34.9 million, to $395.9 million from $361.0 million in the first nine months of 2015. Excluding the impact of exchange rate fluctuations which negatively impacted results by $3.9 million, or 1.1 percent, consolidated net revenue increased $38.8 million or 10.8 percent. Revenue growth in the Americas of 8.7 percent (approximately 9.1 percent on a constant currency basis) and in Europe of 30.6 percent (approximately 34.2 percent on a constant currency basis) was partially offset by a decline in Asia Pacific of 7.4 percent (approximately 6.9 percent on a constant currency basis). Every industry practice except the Education, Non-profit & Social Enterprise practice contributed to growth in this segment.

Net revenue from Culture Shaping services increased 3.9 percent, or $1.0 million, to $26.7 million in the first nine months of 2016 from $25.7 million in the first nine months of 2015. Exchange rate fluctuations negatively impacted net revenue by $0.5 million, or 1.8 percent.

Productivity, as measured by annualized Executive Search and Leadership Consulting net revenue per consultant, was $1.5 million for the first nine months of 2016, the same as in the first nine months of 2015. The number of executive searches confirmed in the first nine months of 2016 increased 5.8 percent and the average revenue per executive search was $110,800 compared to $111,200 for the same period in 2015.

Operating income for the first nine months of 2016 declined 4.2 percent, or $1.2 million, to $27.6 million and operating margin was 6.5 percent compared to operating income of $28.8 million and operating margin of 7.4 percent for the first nine months of 2015. Adjusted EBITDA(1) for the first nine months of 2016 increased 4.2 percent, or $1.9 million to $46.4 million and Adjusted EBITDA margin was 11.0 percent, compared to Adjusted EBITDA of $44.5 million and Adjusted EBITDA margin of 11.5 percent for the same period of 2015.

Two unusual items contributed to the decline in operating income in the first nine months of 2016. Following the acquisitions of Co Company in the 2015 fourth quarter and Decision Strategies International (DSI) in the 2016 first quarter, the company took the opportunity to reposition its Leadership Consulting business for future growth. The integration of these acquisitions with the company’s legacy business and the realignment of resources around its strategic leadership service offering resulted in approximately $2.1 million of non-recurring expenses in the 2016 first quarter, primarily in Europe. Additionally, the company invested $5.2 million in the first nine months of 2016 in new and existing leadership and client service talent for its Culture Shaping business.

Net income for the first nine months of 2016 was $14.9 million and diluted earnings per share were $0.79, reflecting an effective tax rate of 47.0 percent. Net income for the first nine months of 2015 was $15.9 million and diluted earnings per share were $0.85, reflecting an effective tax rate of 40.7 percent. The effective tax rates in 2016 and 2015 are higher than the statutory rates because of losses incurred that could not be benefitted for tax purposes due to valuation allowances in certain jurisdictions.

Fourth Quarter 2016 Outlook

The company is forecasting fourth quarter 2016 consolidated net revenue of between $142 million and $152 million. This forecast is based on the average currency rates in September 2016 and reflects, among other factors, management’s assumptions for the anticipated volume of new Executive Search confirmations, Leadership Consulting assignments and Culture Shaping services, the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

Wolstencroft added, “It is important for us to achieve a strong finish to 2016, capitalizing on the investments we made over the last year. Confirmations for new searches and leadership consulting assignments were notably improved in September and we are hopeful that this momentum carries into and throughout the fourth quarter and 2017. Our larger base of higher quality consultants, combined with the additional services and intellectual property we have added in Leadership Consulting, should position Heidrick & Struggles for future revenue growth and profitability.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review its third quarter results today, October 24, at 4:00 pm Central Time. Participants may access the company’s call and supporting slides through its website at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are Adjusted EBITDA(1) and Adjusted EBITDA margin. Adjusted EBITDA(1) refers to earnings before interest, taxes, depreciation, intangible amortization, stock-based compensation expense, compensation expense associated with Senn Delaney retention awards, earnout accretion expense related to acquisitions, restructuring charges, and other non-operating income (expense). Adjusted EBITDA margin refers to Adjusted EBITDA (as explained above) as a percentage of net revenue in the same period. A reconciliation of Adjusted EBITDA to Net Income is provided on the last page of this release.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, leadership changes, our ability to attract, integrate, manage and retain qualified executive search consultants and senior leaders; our ability to develop and maintain strong, long-term relationships with our clients; declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of the U.K. referendum to leave the European Union (Brexit); the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to utilize our tax losses; the timing of the establishment or reversal of valuation allowances on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2015, under Risk Factors in Item 1A and our quarterly filings with the SEC. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Press Release Contacts:

H&S Investors & Analysts Contact:

Julie Creed—Vice President, Investor Relations & Real Estate

1 312 496 1774, jcreed@heidrick.com

H&S Media Contact:

Jon Harmon—Vice President, Corporate Communications, Marketing

1 312 496 1593, jharmon@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2016	2015	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$143,519	$138,421	$5,098	3.7%
Reimbursements	4,720	4,429	291	6.6%

Total revenue	148,239	142,850	5,389	3.8%

Operating expenses:
Salaries and employee benefits	95,355	95,724	(369)	-0.4%
General and administrative expenses	36,158	29,764	6,394	21.5%
Reimbursed expenses	4,720	4,429	291	6.6%

Total operating expenses	136,233	129,917	6,316	4.9%

Operating income	12,006	12,933	(927)	-7.2%

Non-operating income (expense):
Interest, net	42	(54)
Other, net	340	(1,742)

Net non-operating income (expense)	382	(1,796)

Income before income taxes	12,388	11,137
Provision for income taxes	5,448	3,647

Net income	6,940	7,490
Other comprehensive loss, net of tax	(198)	(1,288)

Comprehensive income	$6,742	$6,202

Basic weighted average common shares outstanding	18,577	18,372
Dilutive common shares	273	277

Diluted weighted average common shares outstanding	18,850	18,649

Basic net income per common share	$0.37	$0.41
Diluted net income per common share	$0.37	$0.40

Salaries and employee benefits as a % of net revenue	66.4%	69.2%
General and administrative expense as a % of net revenue	25.2%	21.5%
Operating income as a % of net revenue	8.4%	9.3%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2016	2015	$ Change	% Change	2016 Margin *	2015 Margin *
Revenue:
Executive Search and Leadership Consulting
Americas	$78,198	$78,265	($67)	-0.1%
Europe	32,895	25,946	6,949	26.8%
Asia Pacific	23,801	25,031	(1,230)	-4.9%

Total Executive Search and Leadership Consulting	134,894	129,242	5,652	4.4%
Culture Shaping	8,625	9,179	(554)	-6.0%

Revenue before reimbursements (net revenue)	143,519	138,421	5,098	3.7%
Reimbursements	4,720	4,429	291	6.6%

Total revenue	$148,239	$142,850	$5,389	3.8%

Operating income (loss):
Executive Search and Leadership Consulting
Americas	$18,552	$18,193	$359	2.0%	23.7%	23.2%
Europe	2,371	1,470	901	61.3%	7.2%	5.7%
Asia Pacific	2,029	2,630	(601)	-22.9%	8.5%	10.5%

Total Executive Search and Leadership Consulting	22,952	22,293	659	3.0%	17.0%	17.2%
Culture Shaping	41	1,539	(1,498)	-97.3%	0.5%	16.8%

Total segments	22,993	23,832	(839)	-3.5%	16.0%	17.2%
Global Operations Support	(10,987)	(10,899)	(88)	-0.8%	-7.7%	-7.9%

Operating income	$12,006	$12,933	($927)	-7.2%	8.4%	9.3%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$422,569	$386,619	$35,950	9.3%
Reimbursements	13,773	12,396	1,377	11.1%

Total revenue	436,342	399,015	37,327	9.4%

Operating expenses:
Salaries and employee benefits	288,015	264,914	23,101	8.7%
General and administrative expenses	106,986	92,928	14,058	15.1%
Reimbursed expenses	13,773	12,396	1,377	11.1%

Total operating expenses	408,774	370,238	38,536	10.4%

Operating income	27,568	28,777	(1,209)	-4.2%

Non-operating income (expense):
Interest, net	172	(300)
Other, net	418	(1,696)

Net non-operating income (expense)	590	(1,996)

Income before income taxes	28,158	26,781
Provision for income taxes	13,238	10,909

Net income	14,920	15,872
Other comprehensive loss, net of tax	(143)	(2,525)

Comprehensive income	$14,777	$13,347

Basic weighted average common shares outstanding	18,528	18,318
Dilutive common shares	273	277

Diluted weighted average common shares outstanding	18,801	18,595

Basic net income per common share	$0.81	$0.87
Diluted net income per common share	$0.79	$0.85

Salaries and employee benefits as a % of net revenue	68.2%	68.5%
General and administrative expense as a % of net revenue	25.3%	24.0%
Operating income as a % of net revenue	6.5%	7.4%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015	$ Change	% Change	2016 Margin *	2015 Margin *
Revenue:
Executive Search and Leadership Consulting
Americas	$237,557	$218,560	$18,997	8.7%
Europe	91,017	69,679	21,338	30.6%
Asia Pacific	67,325	72,712	(5,387)	-7.4%

Total Executive Search and Leadership Consulting	395,899	360,951	34,948	9.7%
Culture Shaping	26,670	25,668	1,002	3.9%

Revenue before reimbursements (net revenue)	422,569	386,619	35,950	9.3%
Reimbursements	13,773	12,396	1,377	11.1%

Total revenue	$436,342	$399,015	$37,327	9.4%

Operating income (loss):
Executive Search and Leadership Consulting
Americas	$56,817	$50,563	$6,254	12.4%	23.9%	23.1%
Europe	2,429	1,018	1,411	138.6%	2.7%	1.5%
Asia Pacific	5,179	8,088	(2,909)	-36.0%	7.7%	11.1%

Total Executive Search and Leadership Consulting	64,425	59,669	4,756	8.0%	16.3%	16.5%
Culture Shaping	(1,928)	2,948	(4,876)	-165.4%	-7.2%	11.5%

Total segments	62,497	62,617	(120)	-0.2%	14.8%	16.2%
Global Operations Support	(34,929)	(33,840)	(1,089)	-3.2%	-8.3%	-8.8%

Operating income	$27,568	$28,777	($1,209)	-4.2%	6.5%	7.4%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$99,975	$190,452
Accounts receivable, net	114,726	76,058
Prepaid expenses	23,936	19,197
Other current assets	14,867	18,447
Income taxes recoverable	5,451	4,809

Total current assets	258,955	308,963

Non-current assets:
Property and equipment, net	36,137	36,498
Assets designated for retirement and pension plans	17,438	16,857
Investments	17,268	14,145
Other non-current assets	11,233	11,115
Goodwill	155,313	131,122
Other intangible assets, net	20,154	18,687
Deferred income taxes	37,277	35,331

Total non-current assets	294,820	263,755

Total assets	$553,775	$572,718

Current liabilities:
Accounts payable	$9,644	$6,150
Accrued salaries and employee benefits	120,102	158,875
Deferred revenue, net	31,713	29,724
Other current liabilities	25,103	31,239
Income taxes payable	3,897	3,442

Total current liabilities	190,459	229,430

Non-current liabilities:
Accrued salaries and employee benefits	30,363	32,690
Retirement and pension plans	39,921	35,949
Other non-current liabilities	27,267	19,847

Total non-current liabilities	97,551	88,486

Stockholders’ equity	265,765	254,802

Total liabilities and stockholders’ equity	$553,775	$572,718

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows - operating activities:
Net income	$14,920	$15,872
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,676	9,983
Deferred income taxes	(1,731)	(153)
Stock-based compensation expense	5,055	3,684
Accretion expense related to earnout payments	198	861
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(33,267)	(40,582)
Accounts payable	2,270	(1,311)
Accrued expenses	(47,130)	(5,361)
Deferred revenue	1,298	3,921
Income taxes payable, net	(76)	(3,101)
Retirement and pension assets and liabilities	3,009	69
Prepaid expenses	(4,228)	(1,054)
Other assets and liabilities, net	(1,008)	(2,868)

Net cash used in operating activities	(49,014)	(20,040)

Cash flows - investing activities:
Restricted cash	7,228	—
Acquisition of business	(27,722)	—
Capital expenditures	(2,179)	(13,897)
Purchases of available for sale investments	(2,361)	(1,402)
Proceeds from sale of available for sale investments	510	630

Net cash used in investing activities	(24,524)	(14,669)

Cash flows - financing activities:
Debt repayment	—	(29,500)
Debt issuance costs	—	(422)
Cash dividends paid	(7,442)	(7,496)
Payment of employee tax withholdings on equity transactions	(2,676)	(878)
Acquisition earnout payments	(7,641)	(5,496)

Net cash used in financing activities	(17,759)	(43,792)

Effect of exchange rate fluctuations on cash and cash equivalents	640	(3,891)

Net decrease in cash and cash equivalents	(90,657)	(82,392)
Cash and cash equivalents at beginning of period	190,452	211,352

Cash and cash equivalents at end of period	$99,795	$128,960

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	September 30,
	2016	2015
Cash flows - operating activities:
Net income	$6,940	$7,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,031	3,323
Deferred income taxes	(2,743)	(119)
Stock-based compensation expense	1,155	1,094
Accretion expense related to earnout payments	(360)	276
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(3,129)	(11,036)
Accounts payable	3,281	(1,569)
Accrued expenses	40,125	43,259
Deferred revenue	(2,386)	782
Income taxes payable, net	636	662
Retirement and pension assets and liabilities	479	(1,154)
Prepaid expenses	(3,002)	(493)
Other assets and liabilities, net	(9,080)	583

Net cash provided by operating activities	35,947	43,098

Cash flows - investing activities:
Restricted cash	727	—
Acquisition of businesses	(18,716)	—
Capital expenditures	(1,087)	(3,649)
Purchases of available for sale investments	(114)	(126)
Proceeds from sale of available for sale investments	266	375

Net cash used in investing activities	(18,924)	(3,400)

Cash flows - financing activities:
Debt repayment	—	(26,500)
Debt issuance costs	—	(41)
Cash dividends paid	(2,496)	(2,493)
Payment of employee tax withholdings on equity transactions	—	(58)

Net cash used in financing activities	(2,496)	(29,092)

Effect of exchange rate fluctuations on cash and cash equivalents	57	(1,530)

Net increase in cash and cash equivalents	14,584	9,076
Cash and cash equivalents at beginning of period	85,391	119,884

Cash and cash equivalents at end of period	$99,975	$128,960

Heidrick & Struggles International, Inc.

Reconciliation of Net Income and Operating Income (GAAP) to

Adjusted EBITDA (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue before reimbursements (net revenue)	$143,519	$138,421	$422,569	$386,619

Net income	6,940	7,490	14,920	15,872
Interest, net	42	(54)	172	(300)
Other, net	340	(1,742)	418	(1,696)
Provision for income taxes	5,448	3,647	13,238	10,909

Operating income	12,006	12,933	27,568	28,777

Adjustments
Salaries and employee benefits
Stock-based compensation expense	1,155	1,094	4,492	3,234
Senn Delaney retention awards	627	542	2,430	1,625
General and administrative expenses
Depreciation	2,444	2,158	7,005	6,485
Intangible amortization	1,587	1,165	4,671	3,498
Earnout accretion	(360)	276	198	861

Total adjustments	5,453	5,235	18,796	15,703

Adjusted EBITDA	$17,459	$18,168	$46,364	$44,480

Adjusted EBITDA Margin	12.2%	13.1%	11.0%	11.5%